Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Holds Annual Meeting, Honors Retiring Chairman, Elects New Board Member

Morrisville, VT May 15, 2019 - Union Bankshares, Inc. (NASDAQ - UNB) today announced the results of voting at the Company’s annual meeting of stockholders held on May 15, 2019. Approximately 87% of the Company’s outstanding shares of stock were represented at the meeting. Incumbent directors Steven J. Bourgeois, Dawn D. Bugbee, John M. Goodrich, Nancy C. Putnam, Timothy W. Sargent, David S. Silverman, John H. Steele, Schuyler W. Sweet and Neil J. Van Dyke were reelected to a one-year term. At the annual meeting the shareholders also elected Joel S. Bourassa for the first time to a one-year term on the Union Bankshares Board of Directors. Election of directors was by plurality vote.

Joel was appointed to the Board of Union Bank, a subsidiary of Union Bankshares, in June, 2018 and has previously served on the Bank’s Northern New Hampshire Advisory Board. He is the Regional Director of Resorts for Vacation Resorts International, with responsibilities that include the management oversight of resort properties in Lake Placid, New York, Stowe, Vermont and two entities in Lincoln, New Hampshire. His years of experience in the tourism business in New Hampshire and years of community service in Lincoln and Woodstock, New Hampshire have provided valuable knowledge and insights since his appointment to Union Bank’s Board last year.

Chairman of the Board, Kenneth D. Gibbons, retired from his position as chairman and director of Union Bankshares, Inc. and Union Bank as he has reached the mandatory retirement age. Ken joined Union Bank in 1984, became President and CEO in 1991, and served 21 years as CEO. Including his time on the Board, Ken will have served Union Bankshares, Inc. for 35 years. The board is grateful to Ken for the wisdom, community leadership and mentoring he brought to his positions as Chairman of the Board, Director, and President and CEO of the Companies.

Neil J. Van Dyke, was named Chairman of the Boards of Union Bankshares, Inc. and Union Bank. Neil was first elected to the Union Bankshares, Inc. Board in 2010 after serving on the Union Bank board in 2009, and has served as Vice Chairman of the Board for both companies since 2016. Neil's extensive community leadership and experience in the travel and tourism business, which is an important business segment in our markets, as well as his prior bank board involvement, add useful expertise and depth to our Board. Neil also serves on the Company's Compensation Committee.

Timothy W. Sargent was named Vice Chairman of the Boards of Union Bankshares, Inc. and Union Bank. Tim joined the Union Bank Board in 2010 and was elected to the Union Bankshares, Inc. board in 2011. The Company values Tim's legal insights, knowledge of local businesses and perspectives. Tim also serves on the Company’s Audit Committee.

Also at the meeting, the shareholders approved a nonbinding resolution to approve the compensation of the Company’s Named Executive Officers and a frequency of three years for future advisory votes of shareholders to approve compensation of the Company’s Named Executive Officers. Additionally, the shareholders ratified the selection of the firm of Berry, Dunn, McNeil & Parker as the Company’s external auditors for 2019.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.